Home Equity Loan-Backed Term Notes, GMACM Series 2001-CL1 Group 1
Payment Date	09/25/2003

Servicing Certificate
Beginning Pool Balance	79,219,657.00
Beginning PFA	0.00
Ending Pool Balance	74,946,466.49
Ending PFA Balance	-
Principal Collections	3,751,682.68
Principal Draws	-
Net Principal Collections	3,751,682.68
Active Loan Count	3,014

Interest Collections	996,624.06

Weighted Average Net Loan Rate	15.25000%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.360%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	4.990%
Class A-3	33,468,841.27	29,195,650.76	0.7243500	4,273,190.51	178,221.58	0.00	0.191775	6.390%
Class M1	15,776,000.00	15,776,000.00	1.0000000	0.00	92,815.47	0.00	0.103627	7.060%
Class M2	11,832,000.00	11,832,000.00	1.0000000	0.00	73,062.60	0.00	0.07772	7.410%
Class B	9,466,000.00	9,466,000.00	1.0000000	0.00	62,317.83	0.00	0.062179	7.900%

Certificates	-	-	-	-	68,698.75	-	-	-

Beginning Overcollateralization Amount	8,676,815.73
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	8,676,815.73
Overcollateralization Target Amount	8,676,815.73

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,279,425.83		92	3.04%
Delinquent Loans (60 Days)*	1,623,533.04		72	2.17%
Delinquent Loans (90 Days)*	1,153,161.02		45	1.54%
Delinquent Loans (120 Days)*	898,362.70		38	1.20%
Delinquent Loans (150 Days)*	833,407.48		37	1.11%
Delinquent Loans (180 Days)*	-		0	0.00%
Foreclosed Loans	89,434.43		4	0.12%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	8,349,461.29
Current Month Loss Amount	521,507.83
Current Month Principal Recovery	25,068.51
Net Ending Loss Amount	8,845,900.61	0.07

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	419,542.29
Current Month Net Principal Recovery Amount	25,068.51
Ending Net Principal Recovery Amount	444,610.80

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Ending Capitalized Interest Acct. Balance to GMAC	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Ending Prefunding Account Balance to Noteholders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	1
Current Month Repurchases ($)	20,960.11